AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10,2000
                                              REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                         GO ONLINE NETWORKS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



        DELAWARE                                                 33-0873993
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)



                         5681 Beach Blvd., Suite 100/101
                          Buena Park, California 90621
          (Address of Principal Executive Offices, Including Zip Code)

                             Consulting Agreements
                            Legal Services Agreement
                           Salary Reimbursement Plan
                            (Full Title of the Plan)
                              ____________________

                               Joseph M. Naughton
                         5681 Beach Blvd., Suite 100/101
                          Buena Park, California 90621
                                 (714) 736-9888
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum     Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                      per Share                Price              Fee
Registered


Common
Stock,
par value
$0.001       4,428,930         $0.09 (1)             $398,604          $105.24
           ----------------    ---------             ---------         --------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on January 8, 2001.

EXPLANATORY  NOTE

Go Online Networks Corporation ("GONT") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, to be issued to certain selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

GONT  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). GONT does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                REOFFER  PROSPECTUS

                         GO  ONLINE  NETWORKS  CORPORATION
                      5681  BEACH  BOULEVARD,  SUITE  101/100
                           BUENA  PARK,  CALIFORNIA  90621
                                    (714)  736-9888

                         4,428,930  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of Go Online Networks Corporation ("Go Online"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to Consulting Agreements for consulting services in connection with recent and proposed acquisitions by the Company, as replacement for salary due to our president and for legal services that the Selling Shareholders provided to Go Online.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Go Online will not receive proceeds from any of the sale the Shares. Go Online is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Go Online's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "GONT."

                              ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 18.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ________________________

                                  January 10, 2001

                                           TABLE OF CONTENTS


Where  You  Can  Find  More  Information . . . . . . . . . . . . .    2
Incorporated  Documents . . . . . . . . . . . . . . . . . . . . .     2
The  Company . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . . .    22
Selling  Shareholders . . . . . . . . . . . . . . . . . . . . . .    23
Plan  of  Distribution . . . . . . . . . . . . . . . . . . . . . .   23
Legal  Matters  . . . . . . . . . . . . . . . . . . . . . . . . .    24
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                               ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

Go Online is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Go Online to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Go Online's Reports on Form 8-K, dated January 10, March 27, 2000, May 25, 2000, September 20, 2000 and November 6, 2000 are incorporated herein by reference. Go Online's Form 10-KSB filed on March 29, 2000, Form 10-QSB filed on May 15, 2000, Form 10-QSB filed on August 17, 2000 and Form 10-QSB filed on November 14, 2000, are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at Go Online's executive offices, located at 5681 Beach Blvd., Suite 100/101, Buena Park, California 90621. Go Online's telephone number is (714) 736-9888. The Company's corporate Web site address is http://www.jnne.com.


                             THE COMPANY

SUMMARY

     Go Online Networks Corporation operates in the high technology and E-commerce business utilizing a three-tiered revenue model. In initiating our strategy, we acquired and currently operate three distinct divisions, each described below:

     Internet  Kiosk  Division
     -------------------------

     We are pursuing a strategy in the installation of internet kiosks in the mid-priced hotel market. Our internet kiosks, designed in three primary models, are installed in the hotel lobby or an alternative centralized public access room. Our kiosk division has developed several suppliers capable of manufacturing small, integrated kiosks that can provide pay-as-you-use stand-alone internet access. At no cost to the hotel owner and sharing revenues with us and the owner, our internet kiosks have been and will continue to be marketed to these mostly mid-priced hotels by sales agent organizations employed by our kiosk division. Presently, 415 hotels have signed contracts and 254 kiosks have been installed in 237 locations in 40 states and one Canadian province as of September 30, 2000. We have 18 units presently in transit as of September 30, 2000. We believe that we will have many more by year end and hope to reach our goals of installation of enough kiosks to make us profitable by the third quarter of 2001.

     ShopGoOnline.com
     ----------------

     Utilizing online video and audio technology to assist with customer review, our ShopGoOnline.com internet website offers a variety of products and services via the world wide web. ShopGoOnline.com sells products such as jewelry, coins, collectibles, electronics, computers, skin care and beauty products, and personal fitness products. At ShopGoOnline.com, the customer can search for products we have to sell by category or by product name and obtain a full description of the product offer including an audio presentation of the product as well as a video demonstration when appropriate.

<PAGB>

     Digital West Marking, Inc.
     --------------------------

  Digital West is a computer service firm based in Chatsworth, California, north of Los Angeles. Revenues for 1999 were approximately $6.8 million. The company operates out of a 24,000 square foot facility currently employing in excess of 45 people. The core of Digital West's business is to contract with major retail entities and computer hardware manufacturers to refurbish computer products returned to retail establishments by customers. The products are re-engineered or refurbished to factory specifications by Digital West's factory trained A+ certified technicians. The computer products including hard drives, CD ROMs, monitors, printers, circuit boards, CD writers, DAT drives are then resold into the secondary market and service channels. Digital West is a state-of-the-art, multi-vendor multi-product facility that provides value-added services, logistics services, depot repair, and spare parts distribution for virtually all major PC brands and system components including peripherals. Digital West deals with many manufacturers to ensure an ability to handle any and all customer's requests for programs such as repair, part sales, advance exchanges, cross-ships, emergency parts and other asset management programs. Digital West's web site is www.DigitalWest.com.

     THE  HOTEL  INTERNET  KIOSK

     We believe the demand for internet access by travelers will continue to grow as more of the United States and world population continues to go on line. Travelers, whether business or personal, are a substantial potential market. Business strategies to service the traveler's needs range from internet services located in airports and hotels, to remote, hand held or car based devices. User demand, capital requirements, and operating costs of alternative technologies, along with the business models to service these travelers are all evolving, and have mostly resulted to date in substantial operating losses.

     Within the hotel industry, the primary attention paid to travelers to date has been in the upscale, high priced and luxury hotels segments. These affluent travelers are viewed as the most likely to pay for the cost of technological solutions to internet access and entertainment demand. The twin demand drivers, entertainment and internet, are expected to pay for these sophisticated technological solutions.

     On the other hand, little attention has been directed to mid-priced hotels which is our primary focus, aside from possible provision of a modem jack on phones. Cable or a satellite service is considered for entertainment. Owners of franchises are resisting orders from chain corporations to spend significant sums, such as electronic upgrades of room locks and other amenities.

     In the upscale and luxury hotel category, the two leading companies, On Command and LodgeNet have reported substantial losses in building their in-room entertainment and internet access business in luxury hotels. LodgeNet now services 4,700 lodging properties with 725,000 rooms, providing on demand movies, video games, high-speed internet access and other programming. LodgeNet's losses narrowed in the first six months of 1999 to ($16 million) from ($36 million) in the first half of 1998. Its competitor, On Command, claims an installed base of 942,000 rooms, of which 11,000 rooms represent installation of its new OCX platform including high-speed internet access. Losses at On Command for the first six months of 1999 remained flat at ($15 million) with the comparable 1998 period.

     Aside from the current losses encountered in acquiring and installing new accounts, and building new service technologies that include high speed internet access, the room based services in upscale hotels require the companies to front a high cost per room investment. Capital outlays of $400 per room are common. High-speed internet access generally revolves around installation of a T1 network service (essentially a high speed digital type of telephone line) that, while available, has significant installation, maintenance, and operating costs. Daily per room fees for this unlimited internet access approach $10. Both companies offer differing versions of in-room connectivity for laptops.

     Airport based internet access holds significant potential. There are significant complexities, costs, and time encountered for marketing, contracting, and installing with multiple airport public authorities. The prototype units being installed are generally sophisticated, expensive units that integrate internet services with multiple advertising side panels with electronic traveler information systems. GTE is a major factor in this large market.


     THE  MID-PRICED  HOTEL  MARKET

     Market segmentation of the hotel industry began in 1981, with the mid-priced and economy segments rapidly developing. This design and operational model was coupled with franchising, and eventually consolidations, to build large numbers of hotel properties and rooms. Brand identification programs for these chains, e.g., Days Inn and Motel 6, were launched to promote occupancy and brand loyalty. Leveraged buyout firms such as KKR acquired major brand names, such as Motel 6. Economically priced hotels with minimal amenities and standardized design have now became commonplace.

     Today, to name just a few, corporations such as Choice Hotels International have franchised over 3,600 mid-priced and budget hotels in the United States operating under name chain brands such as Sleep, Comfort, Quality, Roadway, and EconoLodge. Choice Hotels has developed mid-priced longer stay hotels under the brand name Main Stay Suite. Cendant Corp developed the Days Inn franchise, which includes 1,755 hotels in the United States. Other chains, including Holiday Inn, Ramada, and Howard Johnson are expanding rapidly. Our business model is intended to address the build up of mid-priced hotels by providing efficient and cost-effective internet access for the guests in these mid strata hotels.

     This segment of hotels generates substantial numbers of travelers and potential internet users. For example, a 150-bed hotel at 70% occupancy generates 38,325 occupied rooms per year. If one-third of the occupied rooms are double occupied on average, 51,000 potential internet users per year stay in the hotel. In a 500-room hotel with 70% occupancy, and with half of the rooms averaging two people, the number of annual potential users rises to 192,000. In good locations, occupancy rates as well as double occupancy, run significantly higher. Location too will also affect the mix of business travelers, a more intense internet user. Younger family members entertain themselves by Web surfing. Our internet kiosk business model addresses this pool of travelers at middle and lower priced hotels for both the hotel and Go Online.

OUR  PRODUCTS  AND  SERVICES

     SHOPGOONLINE.COM

     Mr. Scott Claverie, the current President, formed the ShopGoOnline.com division as a small venture to develop internet e-commerce solutions. Through our AMS Acquisition Corp. subsidiary, we provided seed financing in exchange for a 75% interest in the ShopGoOnline.com website. This initial financing contained an option for Mr. Claverie to reacquire majority ownership. This option was recently extinguished for 1,250,000 shares of our common stock and certain cash consideration. We own 75% of the equity, and are committed to provide overall division financing and direction. ShopGoOnline.com is a dba of AMS Acquisition Corp.

     ShopGoOnline.com offers a variety of products and services via the world wide web. ShopGoOnline.com sells products such as household items, jewelry, coins, collectibles, electronics, computers, skin care and beauty products, and personal fitness products. Almost anything that is normally offered to the public through traditional retail or exclusive TV offers or infomercials can be available through e-commerce on the internet.

     At ShopGoOnline.com, the customer can search for products by category or by product name and obtain a full description of the product offer including a full color picture and full-motion video when appropriate. In addition, the customer will be able to view the TV offer in part or in its entirety all from the ShopGoOnline.com web site.

     When fully implemented, our ShopGoOnline.com web site will be a place where a customer can find favorite products as well as some of those seen advertised on TV. Our customers can shop from hundreds of products and add them to their electronic shopping cart. At the checkout counter, the customer purchases all the products selected from one easy location. Our ShopGoOnline.com division then processes the orders and has the products delivered right to the customers' door.

     Our ShopGoOnline.com division derives revenue from various sources:

1. Direct Sales - from selling product and services that are offered on the web site.
2. Indirect sales - by referring our customers to "link share" numbers to purchase products advertised on our web site.

     Our ShopGoOnline.com web site opened for business on July 6, 1999. Our site is now open 24 hours a day, 365 days a year. We are in the initial growth phase of our sales and advertising. For the period from inception of our web site until December 31, 1999, we have had total gross sales of $21,456 on total expenses associated with ShopGoOnline of $212,856 and a loss of $182,612. Additional income of $22,219 was generated by ShopGoOnline for a business to business web site development project for an outside third party. Our products are shipped by our vendors via a method of the vendor's choice, although to date most of our vendors have selected UPS as their primary shipper.

     Currently, our ShopGoOnline.com web, file, print and fax servers operate on industry standard hardware (including Intel processors, Seagate and IBM hard drives and Linux software), that can be easily replaced if problems arise. Our online video and audio technology is provided through our relationship with Real Networks, Inc., and their RealAudio and RealVideo products which have become widely utilized and accepted on the internet. Our use of their products is producing videos that the compatible with the users home/work internet connection and software.

     Our internal and external web server software is balanced and maintained using a server-load based rotation scheme. If a server becomes busy, the next available server will receive and process the request. As the requests grow beyond the capacity of the equipment, new machines will be added to the rotation scheme in short order. This scheme allows for growth and failure redundancy. To our knowledge, there are no known material limitation or upgrades necessary.

     We supply the products sold on ShopGoOnline.com directly from agreements with vendors who sell on our site. These vendors include Ingram Micro, Good Music, Flower Club, Ingram Entertainment, and Carefree Traders. We generally do not warehouse any inventory ourselves for resale. We make arrangements with each individual vendor to package, ship and notify us of sale and delivery. We obtain payment from our customers and pay the vendors directly for these products.

     On September 15, 1999 we entered into an agreement with Panoscan, Inc., through which Panoscan will work with ShopGoOnline to develop new ways to present and promote products using digital imaging. Specifically, Panoscan agreed to use its camera system to capture images for use on the Vera's in the Glen area of the ShopGoOnline site. We agreed to credit Panoscan in our promotions and press releases. Panoscan has completed their work on the specific site section and it has been implemented on our web site.

     INTERNET  KIOSK  DIVISION

     Our internet kiosk, designed in three primary models, is designed to be installed in a hotel lobby or an alternative centralized public access area. Our primary strategy is to place these internet access kiosks in mid-price hotels in the lobby or another high access area.

     We have contractual arrangements with Infotouch Technologies, Inc., a supplier who manufactures small, integrated kiosks that can provide pay as you use stand alone internet access. On June 22, 1999 we agreed to purchase 50 surfnet internet terminals from Infotouch during the subsequent 45 days at between $3,195.00 and $3,395.00 each (depending on the specific model chosen).

     At no cost to the owner and in a revenue sharing model, our internet kiosks have been and will continue to be marketed to mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division.

     Available kiosks range from 23 inches wide to 30 inches wide, and 20 inches high for the table top versions to 68.5 inches high for some of the stand alone versions. The hotel chooses from our agreement the type of kiosk they desire, the manufacturer and the kiosk finish color. Each kiosk includes a mechanism for accepting currency and a traditional internet browser familiar to customers for browsing the internet and obtaining email.

     The hotel is required to provide free space, approximately 9-12 square feet, under a four-year, renewable internet exclusive contract. The hotel receives in exchange a 10% share of kiosk revenues with a $45 monthly minimum. The contract is renewable by the hotel for an additional four years or eight years in total. We agree to maintain the kiosk from our share of the revenues. Presently, the total direct installed cost of each internet kiosk is approximately $3,300, which has been brought down from our initial cost of $5,100.

     After entering into a contract with the hotel owner, we order the kiosks from the manufacturer (providing a direct shipping address for the location), order a telephone line approximately two weeks prior to installation, order the internet service provider for the location and confirm that appropriate telephone line and RJ11 jacks are installed and telephone service is active.
When the kiosk is shipped from the manufacturer and arrives at the site, we dispatch an installation crew to install the kiosk and train the location owner and employees on the use of the system. We later contact the location owner to confirm the unit has been installed and respond to all questions or concerns that he or she may have.

     The kiosk division business plan has several multi-level, integrated strategies to maximize our revenues and business value from the kiosks. These revenue and valuation sources are as follows:

* Revenues and earnings streams generated by the existing and potential kiosks.
* Advertising revenues to be sold as spots and banners on the hotels' kiosks. This revenue is based on "eyeballs" generated.
* A value derived from the exclusive 4-year internet service contract for a hotel (with potential for 8 year exclusive contracts). The aggregate value of these contracts should grow geometrically as hotels are added, representing future revenue streams and the exclusive right to provide that hotel's guests with internet services. Operating experience will refine the value.
* Tie-ins to our other services by usage promotional affinity programs, including ShopGoOnline.com.
* Develop branded "rewards" programs for hotels to give their guests that operate through the kiosk.

     Although we cannot be sure that we will be successful in marketing our internet kiosks, we intend to have the 2,000 internet kiosks installed and operating in hotels at the end of a two-year period. Presently, 417 hotels have signed contracts and 254 have been installed in 237 locations as of September 30, 2000 in 40 different states and one Canadian province. Our existing customers include franchises of Ramada Inns, Holiday Inns, Howard Johnsons, Econolodge, Radisson Inn and Country Suites. No one customer or chain accounts for a substantial portion of our business to date. A majority of our kiosk sites are in metropolitan areas such as: Atlanta, GA; Washington, DC; Birmingham, AL; Houston, TX; Dallas, TX; San Antonio, TX; Orlando, FL; Chicago, IL; Phoenix, AZ; Nashville, TN; Charlotte, NC; Grand Rapids, MI; Oklahoma City, OK etc.

     DIGITAL WEST

     Nature of Business

     Digital West is a provider of repair and logistic services to the personal computer ("PC") hardware industry. Logistic services include sourcing and distributing spare parts, inventory management, warranty claims processing, parts repair and related functions, including notebook repair. The foundation of Digital West's logistic services is its ability to provide accurate, efficient and rapid delivery of repair parts and repaired units to its customers. Service providers purchase replacement parts for the service and repair of PCs and peripherals. These parts may be purchased directly from the original equipment manufacturer ("OEM") or from any of the hundreds of independent distributors, including Digital West. Digital West's inventory of parts include logic boards, controllers, disk drives, monitors, memory boards, cables and related hardware. Digital West has established vendor relationships for repair parts with leading OEMs, including Compaq, Dell, NEC/Packard Bell, Hewlett Packard and Sony Electronics. To complement its distribution operations, Digital West seeks to supply additional value-added services to OEMs and service providers to allow OEMs and service providers to outsource a substantial portion of their logistic services.

     Digital West believes an important factor in an OEM's decision to outsource logistic services functions is the extent to which such an arrangement relieves the OEM of functions outside of the OEM's core competencies. These service and warranty logistics areas often include repair activities. To support this function and encourage OEMs to consider outsourcing functions to Digital West, Digital West maintains its own repair operations. The principal business objectives of repair services are to provide centralized rapid turnaround of computer repair and subsystem repair capabilities to OEMs. Digital West believes its repair capabilities are an important aspect of the full range of value-added services it offers.

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

     Digital West's principal offices and mailing address are 9540 Cozycroft Avenue, Chatsworth, CA 91311, and its telephone number is (818)718-7500.
Digital  West  was  incorporated  in  California  in  January,  1996.

     Operations

     Digital West conducts its repair services and parts distribution and processing business principally from its 24000 square foot distribution center at its facility located in Chatsworth, CA. Recognizing the immediate demands of its service customers, Digital West established an automated and integrated order processing and distribution system which allows Digital West to provide efficient and accurate delivery of products on a next day basis. Digital West has also established a system for receiving, recording and warehousing daily supply shipments. All parts maintained in Digital West's inventory are bar coded and tracked throughout the facility through Digital West's computer network. Parts are received daily from OEMs and other suppliers, bar coded and shelved in Digital West's warehouse for quick access based on real-time daily demand.

   In addition, many PC and peripheral replacement parts are remanufactured from returned goods in need of repair. For example, a part may no longer work because one of its many components is defective. When a service provider purchases a replacement for a defective part, the defective part ("core") may be returned for credit. The core may then be repaired and resold as a remanufactured part. Service providers often prefer remanufactured parts because they have performance specifications equivalent to newly manufactured parts at a lower cost. This aspect of the PC parts business requires that Digital West distribute new or remanufactured parts to its customers, collect defective but repairable parts and remanufacture those parts which are then offered for resale.
Therefore, unlike many distribution businesses, products flow to and from Digital West and its customers, and to and from its suppliers. In addition to new parts being received and shelved daily, cores are also received daily from customers, sorted and distributed to repair services. Following the remanufacturing of a core, it is bar coded and replaced in inventory.

     Because many of Digital West's customers are familiar with and have ready access to the Internet, Digital West has expanded its Internet customer service functions.

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

     Services

    Digital West offers a wide range of value-added logistic services to service providers and OEMs. These services capabilities, in combination with Digital West's core distribution expertise, effectively allow Digital West to handle many of the hardware related post-sales support functions for its customers.

    Digital West has entered into service provider alliances with several of its customers. Generally, these types of arrangements may be terminated by either party at any time, but Digital West enters into service provider alliances with the expectation that these arrangements will lead to long-term relationships or contracts with those parties.

    Digital West seeks arrangements with OEMs of PCs and peripherals to handle a defined portion of the related parts distribution and warranty processing functions. Under the terms of such an OEM outsourcing arrangement, the OEM directs some or all of its customers and dealers to Digital West for some or all of the OEM's warranty and non-warranty parts business. Digital West believes these arrangements benefit OEMs by reducing infrastructure needs, reducing the amount of capital committed by the OEM to the non-core segments of its business, and improving customer service and responsiveness. Digital West believes that as a specialist in managing the key business functions associated with parts distribution, which includes its expertise in two-way distribution logistics, Digital West is able to provide parts and related logistic services at lower costs and greater reliability than the manufacturers themselves can provide such services.

     Digital West believes that its repair capabilities are an important aspect of the full range of value-added services it offers to OEMs in an effort to outsource larger functions of the OEM's service and warranty logistics functions. The offerings of repair services include rapid turnaround notebook repair, subsystem repair and component refurbishment. Regarding the notebook repair operations, Digital West is capable of receiving, repairing and shipping the repaired notebook back to the customer within 24 hours of its receipt. Subsystem repair is provided at the component-level for LCD panels, computer boards and power supplies. Repair services has entered into notebook repair arrangements with Dell. These arrangements may generally be terminated by either party at any time, but Digital West enters into them with the expectation that these arrangements will lead to long-term relationships with those parties.

     Digital West also recently began to remanufacture parts that are tested and reworked by Digital West prior to sale. Many of Digital West's customers prefer a remanufactured part over a new part because the remanufactured part often has the performance specifications equivalent to a new part, but costs less. This process was developed to fill the recognized market demand for reliable, competitively priced parts.

     Management Information Systems

     Digital West maintains sophisticated information systems to improve efficiency, process orders, monitor operations, manage inventory risks, offer faster and higher levels of service, and provide innovative logistic services to OEMs and service providers. These on-line systems provide management with information concerning sales, inventory levels, customer payments and other operations which are essential for Digital West to operate efficiently and to enable it to offer additional services. Digital West has invested in advanced telecommunications, electronic mail and messaging, automated fax technology, bar-coding and automated inventory management.

     Digital West has also developed capabilities which allow pre-approved customers to place orders via the world-wide web, reducing the order processing costs for both Digital West and the customer. Digital West believes that this capability will increasingly become a requirement by many customers and some suppliers and, accordingly, Digital West will continue to invest in enhancing those capabilities.

   Customers and Suppliers

     Digital West sells parts to customers throughout the United States, Canada and Latin America, as well as in other countries.

     Digital West depends on numerous suppliers to provide Digital West with the parts it sells. There are generally no long-term supply agreements governing Digital West's relationships with its major suppliers. Digital West's primary supply arrangements are thus subject to termination or curtailment at any time, with little or no advance notice. Although management expects no such loss to occur, the refusal or inability of any major manufacturer to ship to Digital West, or an increase in prices charged to Digital West as compared to the prices charged by such manufacturers to service providers, could have a material adverse effect on Digital West.


COMPETITION

     The electronic commerce market, particularly over the internet, is relatively new, rapidly evolving and competitive, and we expect competition to intensify in the future. We will compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers.

*    ShopGoOnline.

Current competitors for our ShopGoOnline division include companies with online commerce sites such as Onsale, Inc., Intermallamerica.com, iVillage.com, Egghead, Amazon.com, Inc., AOL.com, Beyond.com Corporation, Buy.com Inc., Cyberian Outpost, Inc., Dell Computer Corporation and numerous other companies marketing goods over the internet. Most of these companies have substantially greater resources than we do and consequently have the ability to market their products more effectively. This is not an exhaustive list of current competitors.

 We intend to compete with these companies by utilizing the key differentiation of our streaming audio and video, as well as link to other sites and undertake traditional advertising. In addition, it is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost.

*    Internet  Kiosks.

    Our internet kiosk division competes on a national scale with other internet kiosk competitors and other competitors for services to hotel guests. There are numerous other potential competitors that could use their existing infrastructure to provide internet services to the lodging industry, including franchised cable operators, wireless cable operators, telecommunications companies, major technology companies and DBS providers.

    Our internet kiosk division also indirectly competes with "in-room" internet suppliers such as Lodgenet and On Command, as well as other in-room internet access providers. We are not seeking to compete in this market, but rather have focused our marketing efforts on mid-priced hotels which are not likely to commit the resources required to make in-room access available in the near future. We also believe that the hotel lobby resource is easier for quick access to email and other quick look ups similar to pay telephone resources.

*     Digital West

    Digital West is a leading provider of repair and logistic services to the PC repair and maintenance industry. These logistic services include distribution and sourcing of spare parts, inventory management, warranty claims, parts remanufacturing and related functions.

    The market for Digital West's products is large but fragmented. Competition in the industry is widespread and comes from other independent distributors (including various small independents) that are not affiliated with an OEM, as well as from the OEMs themselves. When OEMs act as distributors, they typically distribute only their own products. Independent distributors typically distribute a variety of manufacturers' parts. Among Digital West's major independent competitors is The Cerplex Group, PC Service Source., Genicom Corp. and Service Electronics. Certain of these competitors, such as the OEMs, are large and have substantially greater financial and other resources than Digital West.

     Digital West believes that its growth is attributable to its ability to consistently process customer orders and supply needed parts on demand, with rapid delivery, and at competitive prices. Management believes that these competitive factors will continue to govern customer decisions in the foreseeable future.

GOVERNMENT  REGULATION

     Our internet and e-commerce businesses may become subject to increasing government regulation as various government regulators continue their focus on improving internet commerce. Several states, including California and Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations. In addition, several states have laws that regulate auctions and auction companies within their jurisdiction. Some states may interpret their statutes to apply to our transactions with consumers in such states, even if those transactions originate over the internet. The burdens of complying with auctioneering laws could materially increase our cost of doing business. Similarly, states may construe their existing laws governing issues such as property ownership, sales tax, libel and personal privacy to apply to internet companies servicing consumers within their boundaries. Resolution of whether or how these laws will be applied is uncertain and may take years to resolve.

SALES  AND  MARKETING

     Web  Promotion  &  Advertising

     As with any internet company, we market our web sites and drive traffic to them. We plan to market and brand our Go Online web sites through conventional banner ads and reciprocal links placed throughout highly visible online locations and print publications.

     It is a standard in the industry to team with web promoters in order to market our sites electronically. Web promoters (also known as media sales companies) are actively involved in banner placement and swapping, search engine registration, and other activities associated with Web promotion. Because of their existing relationships and the ability to "package" deals, these firms constitute the quickest, most cost-effective way to promote a site. Typically, these firms take a percentage of their clients' total ad revenue (usually 35-50%) as compensation for their services.

Specifically,  these  firms  provide  :

*    Exclusive  sales  representation
*    Support  by  a  sales  force  of  experienced  media  professionals
*    Increased  focus  on  long-term  sponsorship  programs
*    Total  inventory  and  ad  management
*    Additional  revenue  streams  from local and international ad sales efforts

     In the coming months, our management intends to pursue expanded traditional and nontraditional marketing. The media campaign, which we generally launched with the grand opening of ShopGoOnline.com, was expanded with nationwide newspaper display ads which reached a substantial number of readers in the eight major internet markets. We placed display ads in the Boston Globe, San Francisco Examiner, Chicago Times, New York Times, Miami Herald, San Diego Union Tribune, Los Angeles Times and Dallas Morning News.

     Internet  Kiosk  Marketing

     While we cannot be sure we will succeed with our goal, we intend to seek to have the 2,000 internet kiosks installed and operating in hotels at the end of a two-year period. To accelerate penetration of the hotel market and the use of the installed kiosks, in September 1999 we initiated a major 45-day marketing campaign for our kiosk division. The sales and marketing campaign includes:

* Advertising in trade magazines and attending trade shows to enhance our kiosk program's visibility with hotel operators. An example is the Asian-American Hotel Association, which represents approximately 60% of the franchised mid and economy priced hotel owners.

* Providing the hotel upon kiosk installation with a full marketing program to increase guest usage. This includes signage, which will be intended to draw guests to the kiosk, and obtaining email while traveling. Guest access to their email requires only knowing the short address of the mail servers of their internet service providers (ISP) and password they currently use to access their mail. This information is the same that is inputted into their home or office email program and is readily available to the traveler before he/she departs.

* Distribute plastic affinity cards to reward users with credits to be spent at our ShopGoOnline.com web site. Affinity members or guests of certain hotels will be offered free minutes to check for their e-mail at check-in. Some hotels look to also use the kiosks as a center around which to develop a stay rewards program for their guests.

* Develop catalogs for periodic mailing to users of the kiosks for purchase opportunities at our online sites.

* Retain sales agencies to represent our kiosk division to acquire agreements to place internet kiosks in hotels within the United States and internationally. Our most recent sales agreement was with Midwest Internet Solutions, Inc. covering Indiana, Michigan, and Ohio.

     Through September 30 , 2000, we have installed a total of 254 kiosks and have agreements signed with 415 sites.

     Digital West Marketing

     Sales and Marketing

     Digital West views logistic services as a value-added service business. As such, sustaining the growth of Digital West is dependent upon building and maintaining relationships and loyalties with service providers as well as OEMs. Digital West maintains a service provider sales force. Account managers are assigned to maintain relationships with Digital West's largest national accounts and are assigned other accounts based on the customers' market segment. Digital West also has a separate sales force focusing on OEM repair and outsourcing arrangements. Digital West's sales representatives visit major OEMs and service providers and attend various trade shows. Digital West advertises its parts and services in recognized trade magazines, participates in trade shows, distributes news releases, and makes direct mailings to potential customers. Customers rely upon Digital West's advertisements, newsletters and frequent mailings as a source of product information, including pricing. In addition, Digital West maintains a presence on the world-wide web.

     Digital West provides comprehensive training to its sales and account representatives regarding technical characteristics of products and Digital West's policies and procedures.

OUR  BACKGROUND

     Go Online Networks Corporation became a publicly traded corporation on the over-the-counter bulletin board in April 1990 by the "reverse acquisition" of Valencia Capital, a Colorado corporation. From this acquisition, our shareholders became the majority shareholders and the corporation in November 1990 was renamed Jones Naughton Entertainment, Inc. A one for four reverse stock split was accomplished at the same time, resulting in nine million common shares then outstanding.

     Under our then president, Mr. Spike Jones, Jr., we initially produced infomercials but ceased infomercial production in 1993. Mr. Jones left us and in 1995, we acquired Real Estate Television Network, Inc., a satellite real estate TV network. Real Estate Television Network's target market was the independent real estate office of the large franchised office networks, e.g. Century 21. In 1996, many of the large independent real estate firms were acquired by HSF, Inc., which resulted in a consolidated industry. The consolidation led to the decision to internally produce and provide training and other services, which were originally provided by outside vendors like Real Estate Television Network. In 1996, we sold Real Estate Television Network to AmeriNet Financial Services, Inc.

     In late 1997 and 1998, we made the strategic decision to pursue opportunities involving the internet. In the first quarter of 1998, we acquired the assets of a small advertising agency, Affiliated Marketing Services, Inc which we intended to move into internet advertising. We determined that Affiliated Marketing Services, Inc.'s internet progress was insufficient, and during the fourth quarter of 1998, we sold Affiliated Marketing Services, Inc. back to its management.

     Subsequent to the sale, we made our initial investment in AMS Acquisition Corp., a previously unaffiliated corporate entity which was and continues to be the developer of ShopGoOnline.com, investing $25,000 for a 75% equity interest. AMS Acquisition Corp. was formed in Nevada on June 29, 1998. Management of that corporation received a repurchase option to acquire back 26% of the outstanding shares from us. We subsequently purchased this repurchase option. We issued to management (primarily its President Scott Claverie) 1,250,000 shares of our common stock, along with cash consideration.

     During March 1998 we entered into an agreement to acquire the assets of Sign Products of America, Inc., an unaffiliated business formed in November 1995 in California, which was engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date.

     We acquired a 75% interest in Auctionomics, Inc. from Nathan A. Wolfstein IV and Harvey A. Turell, the two previously unaffiliated founders/shareholders in June 1999. Auctionomics, Inc. was formed in Nevada in June 1999. The consideration was 500,000 shares of our common stock and a two-year warrant to acquire an additional 500,000 shares of our common stock at $0.50. The shareholders, Messrs. Turell and Wolfstein, are entitled to receive a bonus of 25% of Auctionomics.com pre-tax income, so long as they retain their 25% ownership. If their shareholdings are reduced, the bonus is reduced proportionally. We provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     On May 10, 2000, we sold our interest in Auctionomics back to its original founders. As consideration for the sale, Mr. Wolfstein and Mr. Turell returned the 500,000 shares which were to be issued to them in the acquisition of Auctionomics, and terminated the warrants. Their contractual rights to any bonuses was also terminated. Finally, Mr. Wolfstein and Mr. Turell both agreed to provide consulting services to Go Online for a period of three months to assist with the divestiture of Auctionomics.

     At a meeting of shareholders held on September 8, 1999, we reincorporated in Delaware and changed our name to Go Online Networks Corporation. This change was designed to provide us with the advantages of Delaware law for a public corporation and to change the name to reflect our new internet businesses.

     On January 10, 2000, we entered into an agreement with Westlake Capital Corp., pursuant to which we issued 3,000,000 of our newly-issued shares of common stock to acquire Westlake. Westlake was a reporting company with the Securities and Exchange Commission. As part of the acquisition, we elected to have successor issuer status under rule 12g-3 of the Securities Exchange Act of 1934, which makes us a reporting company.

     On September 5, 2000, we acquired Digital West Marketing, Inc., a computer service firm based in Chatsworth, California, north of Los Angeles. We paid a total of $825,000 in cash for Digital West and issued 750,000 shares of our restricted common stock and 750,000 options to purchase shares of our common stock. We also entered into an employment agreement with Andrew Hart, President of Digital West.

RESEARCH  AND  DEVELOPMENT

     We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

     As of September 30, 2000, we had 9 full-time employees and 8 part time employees, including employees in each of our divisions. Of these employees, four work in our administrative offices, five are employed by our internet kiosk division, and nine are employed by our ShopGoOnline.com division. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our principal executive offices are located at 5681 Beach Boulevard, Suite 101/100, Buena Park, California 90621. Effective July 21, 1999 we entered into a lease for this office space. The term of the lease is for 3 years with monthly base rent payments in 1999 of $1,600. The rent for the first year was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: 2000 - $8,000; 2001 - $19,200; and 2002 - $11,200.

     Effective May 15, 1999, we entered into a lease for office space in northern California used by our ShopGoOnline.com division. The term of the lease is for 5 years with monthly base rent payments of $1,615. The base rent amounts are subject to increases of 3% per annum. We have the right to terminate the lease between May 15, 2002 and June 15, 2002. The first years rent was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: 2000 - $19,380; 2001 - $19,380; 2002
- $ 19,380; 2003 - $ 19,380; and 2004 - $8,075.

     Effective August 12, 1999, we entered into a lease for office space for our marketing department located at 13101 Washington Blvd., Suite 231, Culver City, California. The term of the lease is until September 30, 2000, with a month to month tenancy thereafter, with monthly base rental of $1,254.00 per month.

     At the end of the lease terms for all of our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

LEGAL  PROCEEDINGS

     During 1996 we sold our wholly-owned subsidiary Real Estate Television Network, Inc. in exchange for shares of stock of AmeriNet Financial Services, Inc., the entity that acquired Real Estate Television Network. Since we were unable to receive free trading shares of AmeriNet as agreed, on July 9, 1998 we filed a lawsuit against AmeriNet and certain of its officers and directors alleging breaches of written contracts, fraud and violations of various Corporate Code sections. On September 2, 1998, AmeriNet filed a cross-complaint against us alleging fraud and misrepresentation, breaches of contracts and conspiracy. In the cross-complaint AmeriNet sought damages in the approximate amount of $12,000,000, together with exemplary and punitive damages, attorney's fees and cost of the suit. The actual losses identified by the cross-complaint were less than $500,000. Effective on December 15, 1999, we entered into a settlement with AmeriNet which provided for AmeriNet (which had subsequently been renamed Homespace, Inc.) to issue to us 200,000 shares of Homespace common stock and pay us $100,000, with mutual releases of claims on both sides.

     On December 3, 1998, related to a different litigation matter, a default judgment was entered against us in the approximate amount of $55,000 for alleged amounts owed by Real Estate Television Network for which the plaintiff alleges was also owed by us. On July 14, 1999 the default judgement was set aside based on the fact that we were never properly served with a summons and complaint. We contend that we are not liable for the amounts due since Real Estate Television Network was a separate corporation and we never guaranteed this obligation. Nevertheless, in April 2000, we entered into a settlement agreement with the plaintiff and agreed to pay him the sum of $12,500 in cash and 30,000 shares of our Series A Preferred Stock.

                                  RISK  FACTORS

In this section we highlight some of the risks associated with Go Online's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

     OUR BUSINESSES HAVE EXISTED FOR ONLY A SHORT PERIOD OF TIME AND THEREFORE INVESTORS CANNOT ASSESS ANY HISTORICAL SUCCESS OR FAILURES. Our executive officers commenced our major lines of business -- the Shop Go Online E-commerce site, our Go Online kiosk businesses and our Digital West business -- relatively recently. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

     WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE. We have incurred losses in our business operation since our inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

     OUR  AUDITORS  HAVE  STATED  THAT  THEY  HAVE  DOUBTS  ABOUT OUR ABILITY TO
CONTINUE AS A GOING CONCERN. Our auditors in their report included in this Prospectus have expressed doubt about our ability to continue as a going company. That risk is primarily dependent on our ability to raise sufficient money to undertake our new business plan. If we do not continue as a business, any stock you buy from us would be worth substantially less.

     WE  MAY  BE  UNABLE TO MEET OUR CAPITAL REQUIREMENTS WHICH MAY SLOW DOWN OR
CURTAIL OUR BUSINESS PLANS . If our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our e-commerce website, build and place sufficient kiosks or otherwise maintain our competitive position. Since we intend to rapidly develop our Digital West business and since we desire to place internet kiosks rapidly to get market share, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

     SEASONAL FACTORS MAY ADVERSELY AFFECT OUR SHOPGOONLINE PERIODIC OPERATING RESULTS. We believe that the nature of the products we sell on ShopGoOnline.com makes it likely that our sales and revenues will fluctuate seasonally, with a strong emphasis during the Christmas shopping season. It is possible that this seasonality of our business may cause our revenue and operating results to fluctuate, and we may not be able to generate sufficient revenue in certain quarters to offset expenses.

     OUR SHOPGOONLINE SITE COULD INCUR COSTS FROM REGULATION UNDER CONSUMER PROTECTION LAWS IN VARIOUS STATES. Several states, including California and Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations.

     WE MAY HAVE TO QUALIFY TO DO BUSINESS IN OTHER JURISDICTIONS. Because our ShopGoOnline business is available over the Internet in multiple states and foreign countries, and because our kiosks are located in numerous states, and because we will sell to consumers resident in such states and foreign countries, those jurisdictions may require that we qualify to do business as a foreign corporation. If we fail to qualify as a foreign corporation in a jurisdiction where we are required to do so, we could be subject to taxes and penalties.

     IF OUR ONLINE SERVERS FOR SHOPGOONLINE BECAME UNAVAILABLE, WE COULD LOSE CUSTOMERS. We could lose existing or potential customers for our ShopGoOnline business if they do not have ready access to our online servers, or if our online servers and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation. As the number of individual users increases, we will need to expand and upgrade the technology underlying our online services. We may be unable to predict accurately changes in the volume of traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions.

     ALL THREE OF OUR DIVISIONS HAVE COMPETITION AND WE COULD CONSEQUENTLY LOSE SUBSTANTIAL REVENUE AND CUSTOMERS TO OUR COMPETITORS. The electronic commerce market, particularly over the Internet, is new, rapidly evolving and competitive, and we expect competition to intensify in the future. We will compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers.

          Current competitors for our ShopGoOnline division include companies with online commerce sites such as Onsale, Inc., Egghead, Amazon.com, Inc., Beyond.com Corporation, Buy.com Inc., Cyberian Outpost, Inc. and Dell Computer Corporation. This is not an exhaustive list of current competitors. In addition, it is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost.

          Our internet kiosk division competes on a national scale with other internet kiosk competitors and other competitors for services to hotel guests. There are numerous other potential competitors that could use their existing infrastructure to provide internet services to the lodging industry, including franchised cable operators, wireless cable operators, telecommunications companies, major technology companies and DBS providers.

    The market for Digital West's products is large but fragmented. Competition in the industry is widespread and comes from other independent distributors (including various small independents) that are not affiliated with an OEM, as well as from the OEMs themselves. When OEMs act as distributors, they typically distribute only their own products. Independent distributors typically distribute a variety of manufacturers' parts. Among Digital West's major independent competitors is The Cerplex Group, PC Service Source., Genicom Corp. and Service Electronics. Certain of these competitors, such as the OEMs, are large and have substantially greater financial and other resources than Digital West.

     WE COULD LOSE VALUE OR FACE LOSSES ASSOCIATED WITH PURCHASING AND CARRYING OUR OWN INVENTORY FOR OUR SHOPGOONLINE SITE. We may determine that it is in our best interest to purchase inventory directly from vendors. Risks of carrying inventory include: potential declines in the market value of the goods that we purchase; difficulties managing customer returns and credits associated with merchandise to be returned to vendors; and shrinkage resulting from theft, loss or inaccurate inventory recording. If we manage our inventory poorly, we may be forced to sell our inventory at a discount or loss.

     BECAUSE WE RELY ON THIRD-PARTY MERCHANDISE VENDORS FOR SUPPLY, SHIPPING AND QUALITY OF PRODUCTS FOR OUR SHOPGOONLINE SITE, WE CANNOT CONTROL AVAILABLE AND
QUALITY OF OUR PRODUCTS. We rely on various vendors to supply us with merchandise. We will likely not have any long-term contracts or arrangements with our vendors that guarantee the availability of merchandise. We may not be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively.

     WE WILL RELY ON OTHER THIRD PARTIES IN CONDUCTING OUR E-COMMERCE OPERATIONS. In conducting our operations, we may depend on several other third parties, including the following:

          Fulfillment. Third parties will fulfill a significant portion of our sales. Any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent fulfillment of customer orders;

          Payment processing. We will rely on one or two processors of credit card transactions. If computer systems failures or other problems were to prevent them from processing our credit card transactions, we would experience delays and business disruptions; and

          Shipping. We will use one or two primary delivery services to ship our products. Our business would suffer if labor problems or other causes prevented these or any other major carriers from delivering our products for significant time periods. We may not be able to maintain satisfactory relationships with any of the above parties on acceptable commercial terms, and the quality of services that they provide may not remain at the levels needed to enable us to conduct our business effectively.

     DEPENDENCE ON THE LODGING INDUSTRY AND CHANGES IN VIEWING HABITS FOR OUR KIOSK BUSINESS COULD ADVERSELY EFFECT OUR PROFITS. Our kiosk business is closely linked to the performance of the lodging industry. Declines in hotel occupancy or changes in the mix of hotel guests as a result of general business, economic, seasonal and other factors can have a significant impact on our kiosk revenues.

     IF WE CANNOT KEEP UP WITH RAPIDLY CHANGING TECHNOLOGY OUR SITES MAY GO OUT OF DATE. Technology in the internet, cable, entertainment and communications industries is subject to rapid and significant change. There can be no assurance that future technological advances will not result in improved equipment or software systems that would be better than the systems we currently have in place in any of our three divisions. In order to remain competitive, we will be required to continue to make programming enhancements and maintain engineering and technical capability and flexibility to respond to customer demands for new or improved versions of our kiosk systems and new technological developments for our e-commerce sites, particularly in the area of streaming video and audio. Our continued success will depend in part upon our ability to identify promising emerging technologies and to develop, refine and introduce high quality services in a timely manner on competitive and cost-effective terms.

     RELIANCE ON KIOSK PROVIDERS MAY DELAY DELIVERY. We currently rely upon one supplier who developed and who manufactures our internet kiosks and outservice other kiosks through specialty vendors to create our privately developed Go Online kiosk. The loss of this supplier could slow our ability to deliver kiosks in accordance with our hotel contracts and consequently could hurt our relationships with those hotels and our revenues would decrease. While we believe that we could find other suppliers who could manufacture our kiosks or manufacture our kiosks ourselves, we may incur increased costs and require additional time to deliver those kiosks.

     WE COULD BE LIABLE FOR INACCURATE OR MISLEADING INFORMATION DISSEMINATED OUR SHOPGOONLINE WEBSITE. The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon other online services companies currently are pending. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information.

     WE MAY NOT BE ABLE TO ACCURATELY PROJECT THE RATE OR TIMING OF INCREASES, IF ANY, IN THE USERS OF OUR SHOPGOONLINE WEBSITE SUFFICIENTLY TO TIMELY EXPAND AND UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO ACCOMMODATE ANY INCREASES. We intend to use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We will be required continually to improve these systems in order to accommodate the level of use of our website. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could cause unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on our service and delays in reporting accurate financial information.

                               USE  OF  PROCEEDS

Go Online will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Go Online for consulting services in connection with recent and proposed acquisitions and for legal services they provided to Go Online. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of December 31, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                                                                                                      % of Shares
                        Number of                      Number of Shares                                Owned by
Selling               Shares Owned                      Registered by           Number of Shares       Shareholder
Shareholders            Before Sale                       Prospectus            Owned After Sale       After Sale
------------          -------------                    ----------------        -----------------      -------------
Joseph M. Naughton     9,007,125                           960,000 (1)          8,047,125                  9.4%
William R. Wheeler             0                         1,000,000 (2)                0                    0.0%
Mick Schumacher          150,000                         1,368,930 (3)            150,000        less than 1.0%
M. Richard Cutler        210,000                         1,100,000 (4)            210,000        less than 1.0%


(1) Mr. Naughton acquired these shares in forgiveness of $48,000 in accrued but unpaid salary as of December 29, 2000.
(2) Mr. Wheeler received these shares in connection with a consulting agreement.
(3) Mr. Schumacher acquired these shares in consideration of accounting services valued at $68,446.52.
(4) Mr. Cutler acquired these shares in consideration for legal services valued at $55,000.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 1,310,000 shares of the Company's common stock of which 1,100,000 shares are offered hereby.


                                     EXPERTS

The balance sheet as of December 31, 1998 and the statements of operations, shareholders' equity and cash flows for the period then ended of Go Online Networks Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Schumacher & Associates, independent accountants, given on the authority of that firm as experts in accounting and auditing.


The balance sheet as of December 31, 1999 and the statements of operations, shareholders' equity and cash flows for the period then ended of Go Online Networks Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Miller & McCollom, certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART  II

                  INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's Form 10-QSB for the quarter ended September 30, 2000.

(ii)    Registrant's  Form  10-KSB for the fiscal year ended December 31, 1999.

(iii) Registrant's Form 10-KSB (in the name of Westlake Capital Corp., the Company's successor) for the fiscal year ended December 31, 1998.

(iv) Registrant's Current Report on Form 8-K filed with the Commission on January 11, 2000.

(v) Registrant's Current Report on Form 8-K filed with the Commission on May 25, 2000.

(vi) Registrant's Current Report on Form 8-K filed with the Commission on September 20, 2000.

(vii) Registrant's Current Report on Form 8-K/A filed with the Commission on November 6, 2000.

(viii) Registrant's Definitive Proxy Statement filed with the Commission on October 16, 2000.

(ix) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.
M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 1,310,000 shares of the Company's common stock, of which 1,100,000 shares are offered hereby.


ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

    The Shares were issued for consulting and legal services rendered and to be rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*2.1     Agreement  and  Plan  of  Merger  of  Go Online Networks Corporation, a
Delaware corporation, and Jones Naughton Entertainment, Inc. a Colorado corporation, dated September 8, 1999.

*2.2     Certificate  of  Merger  of  Jones Naughton Entertainment, Inc. into Go
Online  Networks  Corporation,  dated  August  12,  1999.

*2.3     Articles of Merger of Jones Naughton Entertainment, Inc. with Go Online
Networks  Corporation,  dated  September  8,  1999.

*3.1     Articles  of Incorporation of Valencia Capital, Inc., filed October 20,
1987.

*3.2     Articles  of  Amendment  to  the  Articles of Incorporation of Valencia
Capital,  Inc.,  filed  February  7,  1991.

*3.3     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  27,  1994.

*3.4     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  28,  1994.

*3.5     Certificate  of  Designation  for  Jones  Naughton Entertainment, Inc.,
dated  June  8,  1994.

*3.6     Bylaws  of  Jones  Naughton  Entertainment,  Inc.,  as  amended.

*3.7     Certificate  of  Incorporation of Go Online Networks Corporation, dated
August  11,  1999.

*3.8     Certificate  of  Designation  for Go Online Networks Corporation, dated
August  13,  1999.

*3.9     Bylaws  of  Go  Online  Networks  Corporation.

*3.10    Articles  of  Incorporation  of  AMS Acquisition Corp., filed June 29,
1998.

*3.11    Bylaws  of  AMS  Acquisition  Corp.

3.12 Articles of Amendment to the Articles of Incorporation of Go Online Networks Corporation, filed December 11, 2000.

5        Opinion of Cutler Law Group

10.1     Consulting  Agreement  with  William R. Wheeler dated January 4, 2001.

23.1     Consent of Schumacher & Associates

23.2     Consent of Miller & McCollom

23.3     Consent of Cutler Law Group (included in Exhibit 5).

________________________
* Incorporated by reference to Go Online Network Corporation's Form 10-KSB filed on March 29, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on January 10, 2001.



                                          GO  ONLINE  NETWORKS  CORPORATION



                                                  /s/  Joseph  M.  Naughton
                                              -----------------------------
                                              By:     Joseph  M.  Naughton
                                              Its:     Chief  Executive  Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




   /s/   Joseph  M.  Naughton      Chief  Executive  Officer  and Director
-----------------------------
Joseph  M.  Naughton
January 10, 2001


   /s/   Scott  Claverie           Director; President of AMS Acquisition Corp.
------------------------
Scott  Claverie
January 10, 2001


   /s/   James  Cannon             Director;  Secretary
--------------------
James  Cannon
January 10, 2001


   /s/   Michael  Abelson          Director
-------------------------
Michael  Abelson
January 10, 2001
                                      II-3
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